Exhibit 23.2

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the references to our firm and to its having reviewed the report of Dominion Resources, Inc.’s staff engineers with regard to Dominion Resources, Inc.’s estimated proved reserves of gas and oil at December 31, 2002 appearing in Dominion Resources, Inc.’s Form 10-K for the year ended December 31, 2002 and in all current and future registration statements of Dominion Resources, Inc. that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc., nor any of its employees had, or now has, a substantial interest in Dominion Resources, Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

RALPH E. DAVIS ASSOCIATES, INC.

/s/ ALLEN C. BARRON, P.E.
Allen C. Barron, P.E.
President

Date: February 25, 2003